CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

All In Blind, Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated March 11, 2014, with respect to the consolidated financial statements of  All In Blind, Inc. in its registration statement Form S-1/A relating to the registration of  3,000,000 shares of common stock. We also consent to the reference of our firm under the caption “interest of named experts and counsel” in the registration statement.

/s/ KLJ & Associates, LLP

St. Louis Park, MN

March 16, 2014

1660 Highway 100 South

Suite 500

St. Louis Park, MN  55416

630.277.2330